Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Wednesday, August 27, 2014	Rich Sheffer (952) 887-3753

DONALDSON REPORTS RECORD FOURTH QUARTER SALES AND EARNINGS

MINNEAPOLIS (August 27, 2014) — Donaldson Company, Inc. (NYSE: DCI) announced its financial results for its fiscal 2014 fourth quarter. Summarized financial results are as follows (dollars in millions, except per share data):

	Three Months Ended July 31			Twelve Months Ended July 31
	2014	2013	Change	2014	2013	Change
Net sales	$668	$633	6%	$2,473	$2,437	2%
Operating income	99	100	(1)%	356	343	4%
Net earnings	73	73	—%	260	247	5%

Diluted EPS	$0.50	$0.48	4%	$1.76	$1.64	7%

“We are very pleased to report a strong finish to our FY14, with record sales, net earnings, and EPS in our fourth quarter, and also record EPS for the full year,” said Bill Cook, Donaldson’s CEO. “Our replacement filter sales were strong again this quarter, with double-digit percent growth in both our Engine and Industrial segments. Our Engine Products’ sales increased 6 percent in local currency from last year, driven by increases in Engine Aftermarket and On-Road sales of 16 and 8 percent, respectively. Our Industrial Products’ sales increased 3 percent in local currency, with increases in Special Applications and in Industrial Filtration Solutions of 11 and 4 percent, respectively, offsetting a 9 percent decline in our Gas Turbine shipments. Internationally, our local currency sales were strong, with Asia Pacific up 7 percent, Europe up 8 percent, and Latin America up 20 percent.”

“Looking forward to FY15, we are forecasting 4 to 8 percent sales growth. We expect sales of our replacement filters to remain strong and a continuing improvement in our OEM first-fit end markets for construction equipment, on-road trucks, and gas turbine systems. We will maintain our focus on our Continuous Improvement initiatives to help deliver a higher operating margin in FY15, while also continuing our strategic investments in our Global ERP Project and our targeted revenue growth initiatives. The combination of our top-line growth forecast and our continued emphasis on operational excellence results in our FY15 EPS forecast of between $1.81 and $2.01 per share.”

Financial Statement Discussion

The impact of foreign currency translation increased sales by $4.8 million, or 0.8 percent, during the quarter and decreased sales by $11.4 million, or 0.5 percent, for the year. The foreign currency translation impact increased net earnings by $0.4 million, or 0.5 percent, during the quarter and decreased net earnings by $1.0 million, or 0.4 percent, for the year.

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Donaldson Company, Inc.

August 27, 2014

Gross margin was 35.7 percent for the quarter versus 36.1 percent in the prior year quarter due to higher compensation expenses and an increase in our purchased material costs. These offset the positive impact from a higher percentage of replacement filter sales and the benefits from our Continuous Improvement initiatives. For the full year, our gross margin increased to 35.5 percent versus 34.8 percent last year.

Operating expenses for the quarter were $139.2 million, up 8.4 percent from the prior year. The increase was driven primarily by our Global ERP Project and incentive compensation. Operating expenses for the year were $522.1 million, up 3.6 percent from the prior year total of $503.8 million.

Our operating margin for the quarter was 14.8 percent, down 100 basis points from the prior year. For the year, our operating margin was 14.4 percent, up 30 basis points from last year.

Our effective tax rate for the quarter was 27.7 percent, compared to the prior year rate of 28.2 percent. Compared to the prior year this decrease was primarily due to changes in the mix of earnings between tax jurisdictions.  For the year, the effective tax rate was 27.9 percent, compared to the prior year rate of 29.0 percent.

As part of our ongoing share repurchase program, we repurchased 2,757,000 shares for $114 million during the quarter. For the year, we repurchased 6,796,000 shares, or 4.6 percent of our diluted outstanding shares, for $279 million.

FY15 Outlook

This outlook excludes the impact from our pending acquisition of Northern Technical L.L.C., which is expected to close in September.

  We project our Company’s sales to be between $2.57 and $2.67 billion, or an increase of 4 to 8 percent.
  Our full-year operating margin forecast is 14.1 to 14.9 percent. Included in this forecast is approximately $10 million in incremental operating expenses for our Global ERP Project and our targeted sales growth initiatives.
  Our FY15 tax rate is anticipated to be between 27 and 30 percent.
  We forecast our full-year FY15 EPS to be between $1.81 and $2.01.
  Cash generated by operating activities is projected to be between $260 and $300 million. Our capital spending is estimated to be between $90 and $100 million. We plan to repurchase between 2 to 4 percent of our diluted outstanding shares in FY15.

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Donaldson Company, Inc.

August 27, 2014

Engine Products:  We forecast our FY15 sales to increase 3 to 7 percent, including the impact of foreign currency.

  Our On-Road OEM Customers are expecting to increase production of heavy- and medium-duty trucks in 2015.
  Demand from our global Off-Road OEM Customers is anticipated to be mixed: build rates of construction equipment are expected to improve with North America forecasted to be the strongest region, build rates of agriculture equipment are forecasted to decrease in all regions, and build rates of mining equipment are expected to remain stable at their current low levels.
  We are anticipating strong growth globally for our Engine Aftermarket business. Utilization rates for off-road equipment and on-road heavy truck fleets are expected to continue improving. We should also benefit from our continued expansion into emerging economies, the increasing number of first-fit systems installed in the field with our proprietary first-fit filter systems, and through continued expansion of our product portfolio.
  We forecast a mid-single digit percent sales increase for our Aerospace and Defense business as the continued slowdown in U.S. military activity should be offset by growth from our commercial aerospace sales.

Industrial Products:  We forecast sales to increase 5 to 9 percent, including the impact of foreign currency. However, our Industrial Products’ forecast excludes the impact from our pending acquisition of Northern Technical L.L.C., which is expected to close in September.

  Our Industrial Filtration Solutions’ sales are projected to increase 1 to 7 percent. We assume our replacement filter sales will remain strong due to improving general manufacturing conditions, while our new filtration system sales are forecasted to grow due to improvements in manufacturing capital spending and from our new product introductions.
  We anticipate our Gas Turbine sales will increase 20 to 26 percent due to a forecasted improvement in the large turbine power generation market.
  We forecast our Special Applications’ sales to increase 1 to 5 percent due to improved demand for our membrane, semiconductor, and venting products.

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Donaldson Company, Inc.

August 27, 2014

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our approximately 12,600 employees contribute to the Company’s success by supporting our Customers at our more than 140 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including, without limitation, forecasts, plans, trends, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results. All statements other than statements of historical fact are forward-looking statements. These statements do not guarantee future performance.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing economic uncertainty, the reduced demand for hard disk drive products with the increased use of flash memory, the potential for some Customers to increase their reliance on their own filtration capabilities, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of the various economic stimulus and financial reform measures, the implementation of our new information technology systems, information security and data breaches, potential global events resulting in market instability including financial bailouts and defaults of sovereign nations, military and terrorist activities, including political unrest in the Middle East and Ukraine, health outbreaks, natural disasters, and all of the other risk factors included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.

August 27, 2014

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2014	2013	2014	2013
Net sales	$668,226	$632,594	$2,473,466	$2,436,948

Cost of sales	429,903	404,238	1,595,640	1,589,821

Gross profit	238,323	228,356	877,826	847,127

Operating expenses	139,173	128,343	522,087	503,798

Operating income	99,150	100,013	355,739	343,329

Other income, net	(4,915)	(3,800)	(15,164)	(15,762)

Interest expense	3,213	2,635	10,200	10,910

Earnings before income taxes	100,852	101,178	360,703	348,181

Income taxes	27,896	28,569	100,479	100,804

Net earnings	$72,956	$72,609	$260,224	$247,377

Weighted average shares outstanding	142,742,659	147,880,382	145,594,300	148,273,904

Diluted shares outstanding	144,728,637	149,940,905	147,641,113	150,455,193

Net earnings per share	$0.51	$0.49	$1.79	$1.67

Net earnings per share assuming dilution	$0.50	$0.48	$1.76	$1.64

Dividends paid per share	$0.165	$0.13	$0.575	$0.41

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Donaldson Company, Inc.

August 27, 2014

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

(Unaudited)

	July 31 2014	July 31 2013
ASSETS

Cash and cash equivalents	$296,418	$224,138
Short-term investments	127,201	99,750
Accounts receivable, net	474,157	430,766
Inventories, net	253,351	234,820
Prepaids and other current assets	74,150	66,188

Total current assets	1,225,277	1,055,662

Other assets and deferred taxes	265,469	268,614
Property, plant, and equipment, net	451,665	419,280

Total assets	$1,942,411	$1,743,556
LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$216,603	$186,460
Employee compensation and other liabilities	205,936	182,121
Short-term borrowings	185,303	9,190
Current maturity long-term debt	1,738	98,664

Total current liabilities	609,580	476,435

Long-term debt	243,726	102,774
Other long-term liabilities	86,622	79,160

Total liabilities	939,928	658,369

Equity	1,002,483	1,085,187

Total liabilities and equity	$1,942,411	$1,743,556

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Donaldson Company, Inc.

August 27, 2014

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

(Unaudited)

	Twelve Months Ended July 31
	2014	2013
OPERATING ACTIVITIES

Net earnings	$260,224	$247,377
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	67,163	64,290
Changes in operating assets and liabilities	(12,207)	2,490
Tax benefit of equity plans	(8,781)	(11,191)
Stock compensation plan expense	11,640	9,148
Loss on sale of business	905	—
Other, net	(1,105)	3,809
Net cash provided by operating activities	317,839	315,923

INVESTING ACTIVITIES

Net expenditures on property and equipment	(96,815)	(94,337)
Net change in short-term investments	(27,307)	(1,974)
Net cash used in investing activities	(124,122)	(96,311)

FINANCING ACTIVITIES

Purchase of treasury stock	(279,395)	(102,572)
Net change in debt and short-term borrowings	218,446	(88,310)
Dividends paid	(83,070)	(60,320)
Tax benefit of equity plans	8,781	11,191
Exercise of stock options	14,437	16,043
Net cash used in financing activities	(120,801)	(223,968)

Effect of exchange rate changes on cash	(636)	2,705

Increase or (decrease) in cash and cash equivalents	72,280	(1,651)

Cash and cash equivalents – beginning of year	224,138	225,789

Cash and cash equivalents – end of period	$296,418	$224,138

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Donaldson Company, Inc.

August 27, 2014

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended July 31, 2014:
Net sales	$423,079	$245,147	—	$668,226
Earnings before income taxes	63,121	42,296	(4,565)	100,852

3 Months Ended July 31, 2013:
Net sales	$396,374	$236,220	—	$632,594
Earnings before income taxes	68,763	36,399	(3,984)	101,178

12 Months Ended July 31, 2014:
Net sales	$1,584,027	$889,439	—	$2,473,466
Earnings before income taxes	233,920	133,978	(7,195)	360,703

12 Months Ended July 31, 2013:
Net sales	$1,504,188	$932,760	—	$2,436,948
Earnings before income taxes	220,892	139,108	(11,819)	348,181

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2014	2013	2014	2013
Engine Products segment:
Off-Road Products	$81,903	$90,778	$342,205	$358,834
On-Road Products	34,631	32,239	130,029	128,446
Aftermarket Products	283,113	244,453	1,012,165	912,717
Aerospace and Defense Products	23,432	28,904	99,628	104,191
Total Engine Products segment	$423,079	$396,374	$1,584,027	$1,504,188

Industrial Products segment:
Industrial Filtration Solutions Products	$151,714	$143,276	$553,356	$529,751
Gas Turbine Products	46,754	50,627	156,860	232,922
Special Applications Products	46,679	42,317	179,223	170,087
Total Industrial Products segment	$245,147	$236,220	$889,439	$932,760

Total Company	$668,226	$632,594	$2,473,466	$2,436,948

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Donaldson Company, Inc.

August 27, 2014

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2014	2013	2014	2013

Net cash provided by operating activities	$87,733	$98,534	$317,839	$315,923
Net capital expenditures	(30,769)	(24,912)	(96,815)	(94,337)
Free cash flow	$56,964	$73,622	$221,024	$221,586

Net earnings	$72,956	$72,609	$260,224	$247,377
Income taxes	27,896	28,569	100,479	100,804
Interest expense, net	2,552	1,987	7,889	8,097
Depreciation and amortization	16,918	15,763	67,163	64,290
EBITDA	$120,322	$118,928	$435,755	$420,568

Prior year net sales	$632,594	$656,833	$2,436,948	$2,493,248
Change in net sales, excluding foreign currency translation	30,826	(20,710)	47,920	(24,144)
Foreign currency translation	4,806	(3,529)	(11,402)	(32,156)
Current year net sales	$668,226	$632,594	$2,473,466	$2,436,948

Prior year net earnings	$72,609	$70,981	$247,377	$264,301
Change in net earnings, excluding foreign currency translation	(13)	1,883	13,873	(14,815)
Foreign currency translation	360	(255)	(1,026)	(2,109)
Current year net earnings	$72,956	$72,609	$260,224	$247,377

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Donaldson Company, Inc.

August 27, 2014

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2014	2013	2014	2013
Net earnings	$72,956	$72,609	$260,224	$247,377
Restructuring charges, net of tax	377	856	2,398	2,954
Net earnings, excluding special items	$73,333	$73,465	$262,622	$250,331

Net earnings per share assuming dilution	$0.50	$0.48	$1.76	$1.64
Restructuring charges per share, net of tax	.01	0.01	0.02	0.02
Net earnings per share assuming dilution, excluding special items	$0.51	$0.49	$1.78	$1.66

Although free cash flow, EBITDA, net sales excluding foreign currency translation, and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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